Exhibit 10.2

EXECUTION VERSION

GUARANTY

This Guaranty (as amended, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Guaranty”) is made as of the 17th day of March, 2014 by Bunge Limited, a company incorporated under the laws of Bermuda (together with any successors or assigns permitted hereunder, “BL” or “Guarantor”) to ABN AMRO Bank N.V. (“ABN AMRO”), in its capacity as the facility agent (together with its successors and assigns, the “Agent”) under the U.S.$1,750,000,000 Facility Agreement, dated March 17, 2014 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Facility Agreement”), among Bunge Finance Europe B.V., a company incorporated under the laws of The Netherlands (“BFE”), ABN AMRO, BNP Paribas, ING Bank N.V., Lloyds Bank plc, The Royal Bank of Scotland plc, Citibank Global Markets Limited, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), Crédit Agricole Corporate and Investment Bank, HSBC Bank plc, Industrial and Commercial Bank of China Ltd., New York Branch, Mizuho Bank Ltd., Natixis, SG Americas Securities LLC, Standard Chartered Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and UniCredit Bank AG, New York Branch, as mandated lead arrangers and bookrunners (collectively, the “Arrangers”), the financial institutions from time to time party thereto (each a “Lender” and collectively, the “Lenders”) and the Agent, for the benefit of the Lenders.

WITNESSETH:

WHEREAS, pursuant to the Facility Agreement the Lenders have agreed to make revolving loans (the “Loans”) to BFE from time to time;

WHEREAS, the execution and delivery of this Guaranty is a condition precedent to the effectiveness of the Facility Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

Section 1.                               Definitions.

(a)                                 For all purposes of this Guaranty, except as otherwise expressly provided in Annex A hereto or unless the context otherwise requires, capitalized terms used herein shall have the meanings assigned to such terms in the Facility Agreement.

(b)                                 Notwithstanding any other provision contained herein or in the other Finance Documents, all terms of an accounting or financial nature used herein and in the other Finance Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Finance Documents shall be made, and prepared:

(i)                                     in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 below (and all defined terms used in the definition of any accounting term used in Section 8.2 below) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to in Section 7(a) below.  In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 8.2 below, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Guaranty that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Guarantor’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein; and

(ii)                                  without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of BFE, the Guarantor or any of their Subsidiaries at “fair value”, as defined therein.

Section 2.                               Guaranty.  Subject to the terms and conditions of this Guaranty, the Guarantor hereby unconditionally and irrevocably guarantees (collectively, the “Guaranty Obligations”) (a) the prompt and punctual payment of all amounts due and owing (whether at the stated maturity, by acceleration, or otherwise) in respect of Loans made by the Lenders to BFE under the Facility Agreement and the other Finance Documents and (b) to the extent not timely paid, all fees, costs, expenses and indemnifications of the Lenders and the Agent owed by BFE under the Facility Agreement and the other Finance Documents, in any case described in (a) or (b) above whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred.  This Guaranty is a guaranty of payment and not of collection.  All payments by the Guarantor under this Guaranty shall be made in Dollars, and (i) with respect to Loans, shall be made to the Agent for disbursement pro rata (determined at the time such payment is sought) to the Lenders in accordance with the proportion that each Lender’s respective Commitment bears to the Total Commitments (each such proportion constituting the respective Lender’s “Aggregate Exposure Percentage”), (ii) with respect to fees, costs, expenses and indemnifications owed to the Lenders, shall be made to the Agent for disbursement pro rata (determined at the time such payment is sought) to the Lenders in accordance with their respective Aggregate Exposure Percentages and (iii) with respect to fees, costs, expenses and indemnifications owed to the Agent, shall be made to the Agent.  This Guaranty shall remain in full force and effect until the Guaranty Obligations are irrevocably and unconditionally paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto BFE may be free from any payment obligations under the Finance Documents.

Section 3.                               Guaranty Absolute.  The Guarantor guarantees that the Guaranty Obligations will be paid, regardless of any applicable law, regulation or order now or hereinafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto.  The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a)                                 Any lack of validity or enforceability of or defect or deficiency in the Facility Agreement, any Transaction Document or other Finance Document or any other agreement or instrument executed in connection with or pursuant thereto;

(b)                                 Any change in the time, manner, terms or place of payment of, or in any other term of, all or any of the Guaranty Obligations, or any other amendment or waiver of or any consent to departure from the Facility Agreement, any Transaction Document or other Finance Document or any other agreement or instrument relating thereto or executed in connection therewith or pursuant thereto;

(c)                                  Any sale, exchange or non-perfection of any property standing as security for the liabilities hereby guaranteed or any liabilities incurred directly or indirectly hereunder or any setoff against any of said liabilities, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranty Obligations;

(d)                                 The failure of the Agent or a Lender to assert any claim or demand or to enforce any right or remedy against BFE or any other Person hereunder or under the Facility Agreement or any Transaction Document or other Finance Document;

(e)                                  Any failure by BFE in the performance of any obligation with respect to the Facility Agreement or any other Finance Document;

(f)                                   Any change in the corporate existence, structure or ownership of BFE, or any insolvency, bankruptcy reorganization or other similar proceeding affecting BFE or its assets or resulting release or discharge of any of the Guaranty Obligations;

(g)                                  Any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor, BFE or any other Person (including any other guarantor) that is a party to any document or instrument executed in respect of the Guaranty Obligations;

(h)                                 Any limitation of BFE’s obligations pursuant to subsection 20.1(b) of the Facility Agreement; or

(i)                                     Any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Guaranty Obligations or the Agent’s or the Lenders’ rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a currency other than Dollars for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives BFE of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guaranty).

The obligations of the Guarantor under this Guaranty shall not be affected by the amount of credit extended to BFE, any repayment by BFE to the Agent or the Lenders (in each case, other than the full and final payment of all of the Guaranty Obligations), the allocation by the Agent or the Lenders of any repayment, any compromise or discharge of the Guaranty Obligations, any application, release or substitution of collateral or other security therefor, the release of any guarantor, surety or other Person obligated in connection with any document or instrument executed in respect of the Guaranty Obligations, or any further advances to BFE.

Section 4.                               Waiver.  The Guarantor hereby waives (a) promptness, diligence, notice of acceptance, presentment, demand, protest, notice of protest and dishonor, notice of default, notice of intent to accelerate, notice of acceleration and any other notice with respect to any of the Guaranty Obligations and this Guaranty, (b) any requirement that the Agent or the Lenders protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against BFE or any other Person or entity or any collateral or that BFE or any other Person or entity be joined in any action hereunder, (c) the defense of the statute of limitations in any action under this Guaranty or for the collection or performance of the Guaranty Obligations, (d) any defense arising by reason of any lack of corporate authority, (e) any defense based upon any guaranteed party’s errors or omissions in the administration of the Guaranty Obligations except to the extent that any error or omission is caused by such guaranteed party’s bad faith, gross negligence or willful misconduct, (f) any rights to set-offs and counterclaims and (g) any defense based upon an election of remedies which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against BFE or any other obligor of the Guaranty Obligations for reimbursement.  All dealings between BFE or the Guarantor, on the one hand, and the Agent and the Lenders, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  Should the Agent seek to enforce the obligations of the Guarantor hereunder by action in any court, the Guarantor waives any necessity, substantive or procedural, that a judgment previously be rendered against BFE or any other Person, or that any action be brought against BFE or any other Person, or that BFE or any other Person should be joined in such cause.  Such waiver shall be without prejudice to the Agent at its option to proceed against BFE or any other Person, whether by separate action or by joinder.  The Guarantor further expressly waives each and every right to which it may be entitled by virtue of the suretyship law of the State of New York or any other applicable jurisdiction.

Section 5.                               Several Obligations; Continuing Guaranty.  The obligations of the Guarantor hereunder are separate and apart from BFE or any other Person (other than the Guarantor), and are primary obligations concerning which the Guarantor is the principal obligor.  The Guarantor agrees that this Guaranty is a continuing guaranty and that it shall not be discharged except by payment in full of the Guaranty Obligations, termination of the Commitments and complete performance of the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder shall not be affected in any way by the release or discharge of BFE from the performance of any of the Guaranty Obligations, whether occurring by reason of law or any other cause, whether similar or dissimilar to the foregoing.

Section 6.                               Subrogation Rights.  If any amount shall be paid to the Guarantor on account of subrogation rights at any time when all the Guaranty Obligations shall not have been irrevocably and unconditionally paid in full, such amount shall be held in trust for the benefit of the Agent and shall forthwith be paid to the Agent to be applied to the Guaranty Obligations as specified in the Finance Documents.  If (a) the Guarantor makes a payment to the Agent of all or any part of the Guaranty Obligations and (b) all the Guaranty Obligations have been irrevocably and unconditionally paid in full and the Commitments have terminated, the Agent will, at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty of any kind whatsoever, necessary to evidence the transfer by subrogation to the Guarantor of any interest in the Guaranty Obligations resulting from such payment by the Guarantor.  The Guarantor hereby agrees that it shall have no rights of subrogation with respect to amounts due to the Agent or the Lenders until such time as all obligations of BFE to the Lenders and the Agent have been irrevocably and unconditionally paid in full, the Commitments have been terminated and the Facility Agreement has been terminated.

Section 7.                               Representations and Warranties.  The Guarantor hereby represents and warrants to each Finance Party as follows:

(a)                                 Financial Condition.

(i)                                     The consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at December 31, 2013 and the related consolidated statements of income for the fiscal year ended on such date, reported on by the Guarantor’s independent public accountants, copies of which have heretofore been furnished to the Agent, are complete and correct, in all material respects, and present fairly the financial condition of the Guarantor and its consolidated Subsidiaries as at such date, and the results of operations for the fiscal year then ended.  Such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the external auditors and as disclosed therein, if any).

(ii)                                  Except as disclosed in Schedule V attached hereto, neither the Guarantor nor its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material guarantee obligation, contingent liability (as defined in accordance with GAAP), or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto, except for guarantees, indemnities or similar obligations of the Guarantor or a consolidated Subsidiary supporting obligations of one Subsidiary to another Subsidiary.

(iii)                               During the period from December 31, 2013 to and including the date hereof, except as disclosed in Schedule V attached hereto, neither the Guarantor nor its consolidated Subsidiaries has sold, transferred or otherwise disposed of any material part of its business or property, nor has it purchased or otherwise acquired any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Guarantor and its consolidated Subsidiaries at December 31, 2013.

(b)                                 No Change.  Since December 31, 2013, except as disclosed in Schedule I hereof, there has been no development or event which has had or could, in the Guarantor’s good faith reasonable judgment, reasonably be expected to have a Material Adverse Effect.

(c)                                  Corporate Existence; Compliance with Law.  The Guarantor and each of its Subsidiaries (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so duly qualified could not reasonably be expected to have a Material Adverse Effect, and (iv) is in compliance with all Requirements of Law and Contractual Obligations, except any non-compliance which could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Corporate Power; Authorization; Enforceable Obligations.  The Guarantor and each of its Subsidiaries has the corporate power and authority, and the legal right, to make, deliver and perform this Guaranty and each of the other Finance Documents and Transaction Documents to which such Person is a party and to borrow thereunder and has taken all necessary corporate action to authorize (i) the borrowings on the terms and conditions of the Finance Documents and Transaction Documents to which such Person is a party, (ii) the execution, delivery and performance of this Guaranty and each of the other Finance Documents and Transaction Documents to which such Person is a party and (iii) the remittance of payments of all amounts payable hereunder and thereunder.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings under the Finance Documents or Transaction Documents, the remittance of payments in accordance with the terms hereof and thereof or with the execution, delivery, performance, validity or enforceability of this Guaranty and each of the other Finance Documents and Transaction Documents.  This Guaranty and each of the other Finance Documents and Transaction Documents to which the Guarantor and/or any of its Subsidiaries are a party have been duly executed and delivered on behalf of the Guarantor and each of such Subsidiaries.  Each of this Guaranty and each of the other Finance Documents and Transaction Documents to which the Guarantor and/or any of its Subsidiaries are a party constitutes a legal, valid and binding obligation of the Guarantor and each of such Subsidiaries enforceable against the Guarantor and each of such Subsidiaries in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(e)                                  No Legal Bar.  The execution, delivery and performance by the Guarantor of this Guaranty, and by it and each of its Subsidiaries of the other Finance Documents and Transaction Documents to which each such entity is a party, the borrowings thereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation to which the Guarantor or any of its Subsidiaries are a party or by which it or they are bound and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of any of the Guarantor or its Subsidiaries pursuant to any such Requirement of Law or Contractual Obligation.

(f)                                   No Material Litigation.  Except as disclosed in Schedule VI attached hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to this Guaranty or the other Finance Documents or Transaction Documents or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.

(g)                                  Ownership of Property; Liens.  The Guarantor and each of its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property except for defects in title which would not have a Material Adverse Effect, and none of the property is subject to any Lien that secures Secured Indebtedness, other than a Lien that secures Permitted Secured Indebtedness or any other Secured Indebtedness permitted under Section 8.2(a)(iv) of this Guaranty.

(h)                                 Environmental Matters.  The Guarantor and its Subsidiaries have obtained all permits, licenses and other authorizations that are necessary to operate their respective business and required under all applicable Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule II attached hereto, (i) Hazardous Materials have not at any time been generated, used, treated or stored on, released or disposed of on, or transported to or from, any property owned, leased, used, operated or occupied by the Guarantor or any of its Subsidiaries or, to the best of the Guarantor’s knowledge, any property adjoining or in the vicinity of any such property except in compliance with all applicable Environmental Laws other than where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) there are no past, pending or threatened (in writing) Environmental Claims against the Guarantor or any of its Subsidiaries or any property owned, leased, used, operated or occupied by the Guarantor or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.  The operations of the Guarantor and its Subsidiaries are in compliance in all material respects with all terms and conditions of the required permits, licenses, certificates, registrations and authorizations, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(i)                                     No Default.  Except with respect to the Indebtedness set forth on Schedule III attached hereto, neither the Guarantor nor any of its Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it is bound in any respect which could reasonably be expected to have a Material Adverse Effect.  No Series 2003-1 Early Amortization Event, Potential Series 2003-1 Early Amortization Event, Event of Default or Default has occurred and is continuing.

(j)                                    Taxes.  Under the laws of Bermuda, the execution, delivery and performance by the Guarantor of this Guaranty and by it and each of its Subsidiaries (as the case may be) of the other Finance Documents and Transaction Documents to which they are a party and all payments of principal, interest, fees and other amounts hereunder and thereunder are exempt from all income or withholding taxes, stamp taxes, charges or contributions of Bermuda or any political subdivision or taxing authority thereof, irrespective of the fact that the Agent or any of the Lenders may have a representative office or subsidiary in Bermuda.  Except as otherwise provided herein or therein, the Guarantor is validly obligated to make all payments due under this Guaranty and each of its Subsidiaries is validly obligated to make all payments due under the other Finance Documents and Transaction Documents free and clear of any such tax, withholding or charge so that the Agent and the Lenders shall receive the amounts due as if no such tax withholding or charge had been imposed.

(k)                                 Pari Passu Status.  The obligations of the Guarantor hereunder constitute direct, general obligations of the Guarantor and rank at least pari passu (in priority of payment) with all other unsecured, unsubordinated Indebtedness (other than any such Indebtedness that is preferred by mandatory provisions of law) of the Guarantor.

(l)                                     Purpose of Loans.  The proceeds of the Loans under the Facility Agreement shall be used by BFE solely to either (i) make advances under the Series 2003-1 VFC, (ii) repay Permitted Indebtedness outstanding from time to time or (iii) pay expenses incurred in connection with the Facility Agreement and any Pari Passu Indebtedness.  Notwithstanding the foregoing, any other use of the proceeds of the Loans under the Facility Agreement shall not affect the obligations of the Guarantor hereunder.

(m)                             Information.  All information (including, with respect to the Guarantor, without limitation, the financial statements required to be delivered pursuant hereto), which has been made available to the Agent or any Lender by or on behalf of the Guarantor in connection with the transactions contemplated hereby and the other Finance Documents and Transaction Documents is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided, that, with respect to projected financial information provided by or on behalf of the Guarantor, the Guarantor represents only that such information was prepared in good faith by management of the Guarantor on the basis of assumptions believed by such management to be reasonable as of the time made.

(n)                                 Designated Obligors.  On the date hereof, BL directly or indirectly owns the percentage of the voting stock of each Designated Obligor (other than BL) set forth on Schedule IV attached hereto.

(o)                                 Restrictions on Designated Obligors.  There is no legal or regulatory restriction on the ability of any Designated Obligor to pay dividends to the Guarantor out of earnings at such times as such Designated Obligor is not deemed to be insolvent pursuant to the laws of its jurisdiction of incorporation nor any legal or regulatory restriction preventing the Guarantor from converting such dividend payments to Dollars or Euros.

(p)                                 Federal Regulations.  No part of the proceeds of any advances under the Investor Certificates will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States as now and from time to time hereafter in effect.  Notwithstanding the foregoing, any use of advances under the Investor Certificates as so described in this subsection shall not affect the obligations of the Guarantor hereunder.

(q)                                 Investment Company Act.  The Guarantor is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(r)                                    Solvency.  The Guarantor is, individually and together with its Subsidiaries, Solvent.

(s)                                   Consideration.  The Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty.  The Guarantor has, independently and without reliance upon the Agent or any Lender and based on such documents and information it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

(t)                                    Security Interest.

(i)                                     All filings and other acts (including but not limited to the acts required by subsection 2.01(b) of the Sale Agreement and subsection 2.01(b) of the Pooling Agreement and notifying related Obligors of the assignment of a Purchased Loan, except to the extent that the relevant UCC and other similar laws (to the extent applicable) permit a Seller (or Bunge Funding, Inc. or its assignees) to provide such notification subsequent to the applicable Loan Purchase Date without materially impairing the Trust’s ownership or security interest in the Trust Assets and without incurring material expenses in connection with such notification) necessary or advisable under the relevant UCC or under other applicable laws of jurisdictions outside the United States (to the extent applicable) shall have been made or performed in order to grant the Trust (for the benefit of each holder of Investor Certificates) a full legal and beneficial ownership or first priority perfected security interest in respect of all Purchased Loans.

(ii)                                  BFE is the lawful owner of, and has good and marketable title to, the Series 2003-1 VFC, free and clear of all Liens.

(u)                                 Sanctions.

(i)                                     To the best of the knowledge of the Responsible Officers of the Guarantor, the Guarantor and its Subsidiaries are, to the extent applicable, in compliance in all material respects with Sanctions.

(ii)                                  To the best of the knowledge of the Responsible Officers of the Guarantor, the Guarantor is not, and no Subsidiary and no director or senior officer of the Guarantor or any Subsidiary is, any of the following:

(A)                                     a Restricted Party;

(B)                                     a Person owned 50% or more or controlled by, or

acting on behalf of, any Restricted Party; or

(C)                                     a Person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.

(v)                                 Effectiveness of Transaction Documents. The Transaction Documents are in full force and effect.

The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date hereof, the date of each Utilisation Request by BFE and each Utilisation Date under the Facility Agreement, on and as of all such dates.

Section 8.                               Covenants.

8.1                               Affirmative Covenants.  The Guarantor hereby agrees that, so long as (i) any Loan remains outstanding and unpaid or any other amount is owing to the Agent or any Lender under the Facility Agreement or (ii) the Commitments have not been terminated:

(a)                                 Financial Statements.  The Guarantor shall furnish to the Agent (who shall furnish a copy to each Lender):

(i)                                     promptly after each annual meeting of the Guarantor, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Guarantor, a copy of the audited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries at the end of such year and related audited consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by independent public accountants reasonably acceptable to the Agent;

(ii)                                  as soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarters of each fiscal year of the Guarantor, the unaudited consolidated balance sheet of the Guarantor as at the end of such quarter and the related unaudited consolidated statement of income for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, each in the form reasonably acceptable to the Agent, certified by the chief financial officer of the Guarantor; and

(iii)                               such additional financial and other information as the Agent (at the request of any Lender or otherwise) may from time to time reasonably request;

all such financial statements furnished under clause (i) above to be complete and correct in all material respects and prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided, however, that the Guarantor shall not be required to deliver the financial statements described under clauses (i) and (ii) above if such statements are available within the time period required by applicable Requirements of Law on EDGAR or from other public sources.

(b)                                 Quarterly Compliance Certificates.  The Guarantor shall, within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year and one hundred and twenty (120) days after the end of each fiscal year, furnish to the Agent its certificate signed by its chief financial officer, treasurer or controller stating that, to the best of such officer’s knowledge, during such period each of the Guarantor and BFE has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Guaranty and the other Finance Documents and Transaction Documents and any other related documents to be observed, performed or satisfied by each of them, and that such officer has obtained no knowledge of any Series 2003-1 Early Amortization Event, Potential Series 2003-1 Early Amortization Event, Event of Default or Default except as specified in such certificate and showing in reasonable detail the calculations evidencing compliance with the covenants in subsection 8.2(a).

(c)                                  Conduct of Business and Maintenance of Existence.  The Guarantor shall, and shall cause each of the Designated Obligors to: (i) except as permitted by subsection 8.2(b), preserve, renew and keep in full force and effect its corporate existence; and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except where the failure to maintain the same would not have a Material Adverse Effect.

(d)                                 Compliance with Laws and Contractual Obligations; Authorization.  The Guarantor shall, and shall cause each of its Subsidiaries to, comply in all respects with all Requirements of Law and Contractual Obligations, except where failure to so comply would not have a Material Adverse Effect, and the Guarantor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by any applicable laws and regulations to enable it lawfully to enter into and perform its obligations under this Guaranty or to ensure the legality, validity, enforceability or admissibility in evidence of this Guaranty and the other Finance Documents and Transaction Documents.

(e)                                  Maintenance of Property; Insurance.  The Guarantor shall, and shall cause each of its Subsidiaries to, keep all property useful and necessary in its business in good working order and condition, except where failure to do so would not have a Material Adverse Effect; and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are customary for the Guarantor’s type of business.

(f)                                   Inspection of Property; Books and Records.  The Guarantor shall, and shall cause each of the Designated Obligors to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Agent and each Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any time and as often as may reasonably be desired, provided that the Agent and each Lender has given reasonable prior written notice and the Agent and each Lender has executed a confidentiality agreement reasonably satisfactory to the Guarantor.

(g)                                  Notices.  The Guarantor shall give notice to the Agent promptly after becoming aware of the same, of (i) the occurrence of any Series 2003-1 Early Amortization Event, Potential Series 2003-1 Early Amortization Event, Event of Default or Default, including any steps taken to remedy or mitigate the effect of such default; (ii) any changes in taxes, duties or other fees of Bermuda or any political subdivision or taxing authority thereof or any change in any laws of Bermuda, in each case, that may affect any payment due under this Guaranty or the other Finance Documents and Transaction Documents; (iii) any change in the Guarantor’s, BLFC’s or the Bunge Master Trust’s public or private rating by S&P or Moody’s; and (iv) any development or event which has had, or which the Guarantor in its good faith judgment believes will have, a Material Adverse Effect.

(h)                                 Pari Passu Obligations.  The Guarantor shall ensure that its obligations hereunder at all times constitute direct, general obligations of the Guarantor ranking at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness (other than Indebtedness that is preferred by mandatory provisions of law) of the Guarantor.

(i)                                     Maintenance of Designated Obligors.  The Guarantor will not and will not permit any of its Subsidiaries directly or indirectly to convey, sell, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions more than 50% of the voting stock of a

Designated Obligor (other than BL) unless such conveyance, sale, transfer or disposition does not cause a Series 2003-1 Early Amortization Event, Potential Series 2003-1 Early Amortization Event, Event of Default or Default and either (i) such conveyance, sale, transfer or disposition is among the Guarantor and its Subsidiaries or (ii) (A) the Guarantor or such Subsidiary uses the net proceeds of such stock conveyance, sale, transfer or disposition to repay in full the aggregate principal and interest due and owing with respect to all Intercompany Loans outstanding as to which the Designated Obligor is the Obligor and (B) to the extent such net proceeds exceed the amounts required to be paid pursuant to clause (A), the Guarantor or such Subsidiary either (1) reinvests or enters into a contract to reinvest all such excess net proceeds in productive replacement fixed assets of a kind then used or usable in the business of the Guarantor or any of its Subsidiaries or (2) uses such excess net proceeds to make payments on the Guarantor’s or its Subsidiaries’ other Indebtedness.

(j)                                    Payment of Taxes.  The Guarantor shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and similar governmental charges imposed on it, its incomes, profits or properties, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Guarantor or (ii) the nonpayment of all such taxes, assessments and charges in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(k)                                 Environmental Laws.  Unless, in the good faith judgment of the Guarantor, the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor will comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, with the requirements of all applicable Environmental Laws and will immediately pay or cause to be paid all costs and expenses incurred in such compliance, except such costs and expenses which are being contested in good faith by appropriate proceedings if the Guarantor or such Subsidiary, as applicable, is maintaining adequate reserves (in the good faith judgment of the management of the Guarantor) with respect thereto in accordance with GAAP.  Unless the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor shall not, nor shall it permit or suffer any of its Subsidiaries to, generate, use, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials other than in the ordinary course of business and in material compliance with all applicable Environmental Laws, and shall not, and shall not permit or suffer any of its Subsidiaries to, cause or permit, as a result of any intentional or unintentional act or omission on the part of the Guarantor or any Subsidiary thereof, the installation or placement of Hazardous Materials in material violation of or actionable under any applicable

Environmental Laws onto any of its property or suffer the material presence of Hazardous Materials in violation of or actionable under any applicable Environmental Laws on any of its property without having taken prompt steps to remedy such violation.  Unless its failure to do so would not reasonably be expected to have a Material Adverse Effect, the Guarantor shall, and shall cause each of its Subsidiaries to, promptly undertake and diligently pursue to completion any investigation, study, sampling and testing, as well as any cleanup, removal, remedial or other action required of the Guarantor or any Subsidiary under any applicable Environmental Laws in the event of any release of Hazardous Materials.

(l)                                     ERISA.  The Guarantor shall give notice to the Agent to the extent that any of the following is reasonably expected to have a Material Adverse Effect:

(i)                                     ERISA Events.  Promptly and in any event within ten (10) days after the Guarantor or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Guarantor or such ERISA Affiliate describing such ERISA Event and the action, if any, that the Guarantor or such ERISA Affiliate has taken and proposes to take with respect thereto;

(ii)                                  Plan Terminations.  Promptly and in any event within two (2) Business Days after receipt thereof by the Guarantor or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan; and

(iii)                               Multiemployer Plan Notices.  Promptly and in any event within five (5) Business Days after receipt thereof by the Guarantor or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, or (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred by the Guarantor or any of its ERISA Affiliates in connection with any event described in clause (A) or (B) above.

(m)                             Sanctions Actions or Investigations.  Promptly upon a Responsible Officer of the Guarantor becoming aware that the Guarantor or any of its Subsidiaries has received formal notice that it has become the subject of any material action or investigation under any Sanctions, the Guarantor shall, to the extent permitted by law, supply to the Agent details of any such material action or investigation.

8.2                               Negative Covenants.  The Guarantor hereby agrees that, so long as (i) any Loan remains outstanding and unpaid or any other amount is owing to the Agent or any Lender under the Facility Agreement or (ii) the Commitments have not been terminated:

(a)                                 Financial Covenants.  The Guarantor shall not at any time permit:

(i)                                     its Consolidated Net Worth (as calculated at the end of each fiscal quarter of the Guarantor) to be less than U.S. $4,000,000,000 (to be tested quarterly);

(ii)                                  the ratio of its consolidated Adjusted Net Debt to consolidated Adjusted Capitalization (each as calculated at the end of each fiscal quarter of the Guarantor) to be greater than 0.635:1.0 (to be tested quarterly);

(iii)                               the ratio of its Total Consolidated Current Assets to Total Consolidated Current Liabilities, each as calculated at the end of each fiscal quarter of the Guarantor, to be less than 1.1 to 1.0 (to be tested quarterly); and

(iv)                              the aggregate outstanding principal balance of all Secured Indebtedness (excluding any Permitted Secured Indebtedness) incurred by the Guarantor and its Subsidiaries to be greater than an amount equal to five percent (5%) of the Total Tangible Assets of the Guarantor and its Subsidiaries, as calculated at the end of each fiscal quarter of the Guarantor and as determined in accordance with GAAP (to be tested quarterly).

(b)                                 Limitation of Fundamental Changes.  The Guarantor shall not enter into any transaction of merger, consolidation or amalgamation (other than any merger or amalgamation of any Subsidiary with and into the Guarantor so long as the Guarantor shall be the surviving, resulting, or continuing company) or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

(c)                                  Restrictions on Dividends or Loans by Designated Obligors.  The Guarantor shall not permit any Designated Obligor to enter into any agreement restricting the payment of dividends or the making of loans by it to the Guarantor or to any other Designated Obligor, except that the Guarantor may permit a Designated Obligor to be party to agreements (i) limiting the payment of dividends by such Designated Obligor following a default or an event of default under such agreement and (ii) requiring the compliance by such Designated

Obligor with specified net worth, working capital or other similar financial tests and (iii) restricting loans to be made by such Designated Obligor to any other Obligor or the Guarantor to such loans which accrue interest at a rate greater than or equal to such lending Designated Obligor’s average cost of funds as determined in good faith by the Board of Directors of such Designated Obligor.

(d)                                 Anti-Money Laundering.  The Guarantor will not knowingly conduct its operations in violation of any applicable financial recordkeeping and reporting requirements of the U.S. Bank Secrecy Act, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any applicable authority (collectively, the “Money Laundering Laws”), and no action or inquiry by or before any authority involving the Guarantor with respect to Money Laundering Laws is pending or, to the best of the knowledge of the Responsible Officers of the Guarantor, is threatened.

(e)                                  Sanctions.  The Guarantor will not knowingly use, or permit any of its Subsidiaries to use, any funds derived from any activity that would violate Sanctions to pay any of the obligations under the Finance Documents.

8.3                               Use of Websites.

(a)                                 The Guarantor may satisfy its obligation to deliver any public information to the Lenders by posting this information onto an electronic website designated by the Guarantor and the Agent (the “Designated Website”) by notifying the Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website; provided, that in any event the Guarantor shall supply the Agent with one copy in paper form of any information which is posted onto the website.

(b)                                 The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Guarantor and the Agent.

(c)                                  The Guarantor shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                                     the Designated Website cannot be accessed due to technical failure;

(ii)                                  the password specifications for the Designated Website change;

(iii)                               any new information which is required to be provided under this Guaranty is posted onto the Designated Website;

(iv)                              any existing information which has been provided under this Guaranty and posted onto the Designated Website is amended; or

(v)                                 the Guarantor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Guarantor notifies the Agent under Section 8.3(c)(i) or Section 8.3(c)(v) above, all information to be provided by the Guarantor under this Guaranty after the date of that notice shall be supplied in paper form unless and until the Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

Section 9.                               Acknowledgement.  Each Party acknowledges and agrees that the Borrower does not:

(a)                                 represent under Section 7(u) of this Guaranty; nor

(b)                                 covenant pursuant to Section 8.1(m) or Section 8.2(e) of this Guaranty,

in favor of KfW IPEX-Bank GmbH as Lender (“KfW”) or DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (“DZ”) and each of DZ and KfW shall not have any rights thereunder.

Section 10.                        Amendments.  No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless such amendment or waiver shall be in writing and signed by the Guarantor and the Agent who shall act following the receipt of the consent of all of the Lenders.  Such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.                        Notices, Etc.  All notices, demands, instructions and other communications required or permitted to be given to or made upon any Person pursuant hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested, by recognized overnight courier service or by facsimile transmission, and shall be deemed to be given for purposes of this Guaranty, in the case of a notice sent by registered, certified or express mail, or by recognized overnight courier service, on the date that such writing is actually delivered to the intended recipient thereof in accordance with the provisions of this Section 11, or in the case of facsimile transmission, when received and telephonically confirmed.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 11, notices, demands, instructions and other communications in writing shall be given to or made upon the subject parties at their respective Notice Addresses (or to their respective facsimile transmission numbers) or at such other address or number as any party may notify to the other parties in accordance with the provisions of this Section 11.

Section 12.                        No Waiver; Remedies.  No failure on the part of the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 13.                        Costs and Expenses.  The Guarantor agrees to pay, and cause to be paid, on demand all costs and expenses actually incurred by the Agent in connection with the enforcement of this Guaranty including, without limitation, the fees and out-of-pocket expenses of outside counsel to the Agent with respect thereto. The agreements of the Guarantor contained in this Section 12 shall survive the payment of all other amounts owing hereunder or under any of the other Guaranty Obligations.

Section 14.                        Separability.  Should any clause, sentence, paragraph, subsection or Section of this Guaranty be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Guaranty, and the parties hereto agree that the part or parts of this Guaranty so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.

Section 15.                        Captions.  The captions in this Guaranty have been inserted for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Guaranty.

Section 16.                        Successors and Assigns.  This Guaranty shall (a) be binding upon the Guarantor and its successors and assigns and (b) inure to the benefit of and be enforceable by the Agent and its successors, transferees and assigns; provided, however, that any assignment by the Guarantor of its obligations hereunder shall (i) be subject to the prior written consent of the Agent acting on the instructions of all of the Lenders at their complete discretion, and (ii) only be made to a one hundred percent (100%) owned Affiliate of the Guarantor.

Section 17.                        Limitation by Law.  All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 18.                        Substitution of Guaranty.  Subject to the prior written consent of the Agent acting on the instructions of all of the Lenders at their complete discretion, the Guarantor shall, during the term of this Guaranty, be permitted at its option to provide collateral to the

Agent or another form of credit support as a substitute for its obligations under this Guaranty.  The Guarantor agrees to execute whatever security or credit support documents the Agent reasonably requests in order to effectuate the provisions of this Section 18.

Section 19.                        GOVERNING LAW; FOREIGN PARTY PROVISIONS.

(a)                                 THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)                                 Consent to Jurisdiction.  The Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan, The City of New York, in any action or proceeding relating to its obligations, liabilities or any other matter arising out of or in connection with this Guaranty or the other Finance Documents and Transaction Documents.  The Guarantor hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or U.S. federal court.  The Guarantor also hereby irrevocably waives, to the fullest extent permitted by law, any objection to venue or the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

(c)                                  Appointment of Agent for Service of Process.  The Guarantor hereby (i) irrevocably designates and appoints its chief financial officer (from time to time) at its principal executive offices at 50 Main Street, White Plains, New York 10606 (the “Authorized Agent”), as its agent upon which process may be served in any suit, action or proceeding related to this Guaranty and represents and warrants that the Authorized Agent has accepted such designation and (ii) agrees that service of process upon the Authorized Agent and written notice of said service to the Guarantor mailed or delivered by a recognized international courier service (with proof of delivery) to its Secretary or any Assistant Secretary at its registered office at 2 Church Street, Hamilton, Bermuda, shall be deemed in every respect effective service of process upon the Guarantor in any such suit or proceeding.  The Guarantor further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as the Guaranty is in existence.

(d)                                 Waiver of Immunities.  To the extent that the Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guaranty or any other Finance Documents and Transaction Documents, the Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

(e)                                  Foreign Taxes.  Any payments by the Guarantor to the Agent hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any and all present and future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereinafter imposed, levied, collected, withheld or assessed by Bermuda or any other jurisdiction in which the Guarantor has an office from which payment is made or deemed to be made, excluding (i) any such tax imposed by reason of the Agent, having some connection with any such jurisdiction other than its participation as the Agent under the Finance Documents and Transaction Documents, and (ii) any income or franchise tax on the overall net income of the Agent imposed by the United States or by the State of New York or any political subdivision of the United States or of the State of New York on the office of the Agent through which it is acting in connection with this transaction (all such non-excluded taxes, “Foreign Taxes”).  If the Guarantor is prevented by operation of law or otherwise from paying, causing to be paid or remitting that portion of amounts payable hereunder represented by Foreign Taxes withheld or deducted, then amounts payable under this Guaranty shall, to the extent permitted by law, be increased to such amount as is necessary to yield and remit to the Agent an amount which, after deduction of all Foreign Taxes (including all Foreign Taxes payable on such increased payments) equals the amount that would have been payable if no Foreign Taxes applied.

(f)                                   Judgment Currency.  The obligations of the Guarantor in respect of any sum due to the Agent or any Lender hereunder or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Guarantor as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss.  The obligations of the Guarantor contained in this Section shall survive the termination of this Guaranty and the Facility Agreement and the payment of all other amounts owing hereunder and thereunder.

Section 20.                        WAIVER OF JURY TRIAL.  THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL

ACTION OR PROCEEDING RELATING TO THIS GUARANTY, ANY OTHER FINANCE DOCUMENT OR FOR ANY TRANSACTIONS CONTEMPLATED BY THIS GUARANTY  AND FOR ANY COUNTERCLAIM THEREIN.  THE GUARANTOR ACKNOWLEDGES THAT (A) THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS GUARANTY, (B) IT HAS RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY AND (C) IT WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS RELATED TO THIS GUARANTY.  THE GUARANTOR REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL ADVISERS AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS AFTER CONSULTATION WITH ITS LEGAL ADVISERS.  IN THE EVENT OF ANY LEGAL PROCEEDING RELATING TO THIS GUARANTY, ANY OTHER FINANCE DOCUMENT OR FOR ANY TRANSACTIONS CONTEMPLATED BY THIS GUARANTY, THIS GUARANTY MAY BE FILED AS EVIDENCE OF THE GUARANTOR’S WAIVER OF A TRIAL BY JURY.

Section 21.                        Reinstatement.  This Guaranty shall be reinstated to the extent of payments made to the Guarantor as reimbursement of amounts advanced by the Guarantor hereunder.  The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any part of any payment of principal of, or interest on, the Guaranty Obligations is stayed, rescinded or must otherwise be restored by the Agent upon the bankruptcy or reorganization of BFE or any other Person.

Section 22.                        ABN AMRO Conflict Waiver.  ABN AMRO acts as Agent and Lender and may provide other services or facilities from time to time (the “ABN AMRO Roles”).  The Guarantor hereto acknowledges and consents to any and all ABN AMRO Roles, waives any objections it may have to any actual or potential conflict of interest caused by ABN AMRO acting as Agent or as Lender hereunder and acting as or maintaining any of the ABN AMRO Roles, and agrees that in connection with any ABN AMRO Role, ABN AMRO may take, or refrain from taking, any action which it in its discretion deems appropriate.

Section 23.                        Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default or a Series 2003-1 Early Amortization Event, each Lender is hereby authorized at any time or from time to time, without notice to the Guarantor or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender, to or for the credit or the account of the Guarantor against and on account of the obligations and liabilities of the Guarantor to such Lender, as applicable, under this Guaranty or any other Finance Document, including, without limitation, all claims of any nature or description arising out of or connected with this Guaranty or any other Finance Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

If any Lender, whether by setoff or otherwise, has payment made to it under this Guaranty or any other Finance Document upon its Loans in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.

[Signature page follows.]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed by its officers thereunto duly authorized, as of the date first written above.

GUARANTOR:

BUNGE LIMITED,
a Bermuda company

By:	/s/ Carla Heiss
Name: CARLA HEISS
Title: Assistant General Counsel and Assistant Secretary

By:	/s/ Premchand Kanneganti
Name: Premchand Kanneganti
Title: Treasurer

[Signature Page to Guaranty]

Schedule I

Material Adverse Effect

None

SI - 1

Schedule II

Environmental Matters

This Schedule II to the Guaranty hereby incorporates by reference all disclosures related to environmental matters set forth in the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed by the Guarantor on February 28, 2014.

SII - 1

Schedule III

Defaulted Facilities

None

SIII - 1

Schedule IV

Designated Obligors

Name	Percentage Directly or Indirectly Owned by BL
Bunge Limited	—
Bunge Global Markets Inc.	100%
Bunge N.A. Holdings, Inc.	100%
Bunge North America, Inc.	100%
Koninklijke Bunge B.V.	100%
Bunge Argentina S.A.	100%
Bunge S.A.	100%
Bunge Fertilizantes International Limited	100%
Bunge Alimentos S.A.	100%
Bunge Fertilizantes S.A. (Brazil)	100%
Bunge International Commerce Ltd.	100%
Bunge Finance B.V.	100%

SIV - 1

Schedule V

Material Contingent Liabilities and Material Disposition or Acquisition of Assets

This Schedule V to the Guaranty hereby incorporates by reference all disclosures set forth in the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed by the Guarantor on February 28, 2014.

SV-1

Schedule VI

Material Litigation

This Schedule VI to the Guaranty hereby incorporates by reference all disclosures related to legal proceedings set forth in the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed by the Guarantor on February 28, 2014.

SVI-1

ANNEX A

“ABN AMRO Roles”:  as defined in Section 22.

“Adjusted Capitalization”:  the sum of the Guarantor’s Consolidated Net Worth and the Guarantor’s consolidated Adjusted Net Debt.

“Adjusted Net Debt”:  with respect to any Person on any date of determination, (a) the aggregate principal amount of Indebtedness of such Person on such date (including, without limitation, letter of credit obligations of such Person) minus (b) the sum of all cash, time deposits, marketable securities and Liquid Inventory of such Person on such date.

“Aggregate Exposure Percentage”:  as defined in Section 2.

“BFE”:  as defined in the preamble hereto.

“BL”:  Bunge Limited, a company organized under the laws of Bermuda, and its successors and permitted assigns.

“Code”: the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Consolidated Net Worth”:  the Net Worth of the Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, plus minority interests in Subsidiaries.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“EDGAR”:  shall mean the Electronic Data-Gathering, Analysis and Retrieval system, which performs automated collection, validation, indexing and forwarding of submissions by Persons who are required by law to file forms with the U.S. Securities and Exchange Commission.

“Environmental Claim”:  any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereinafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any

third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting or arising from alleged or actual injury or threat of injury to the environment by reason of a violation of or liability arising under any Environmental Law.

“Environmental Law”:  any and all federal, state, local or foreign laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  with respect to any Person, any trade or business (whether or not incorporated) that is a member of a group of which such Person is a member and which is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, the filing of an application for a minimum funding waiver with respect to a Plan, or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Guarantor or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; (h) a determination that any Plan is, or is expected to be, in “at risk” status, within the meaning of Section 430 of the Code; or (i) the receipt by the Guarantor or any of its ERISA Affiliates of a determination that a Multiemployer Plan is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Executive Order”: Executive Order No. 13224 of September 23, 2011 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Facility Agreement”:  as defined in the preamble hereto.

“Foreign Taxes”:  as defined in Section 19(e).

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Guarantor”:  as defined in the preamble hereto.

“Guaranty”:  as defined in the preamble hereto.

“Guaranty Obligations”:  as defined in Section 2.

“Hazardous Materials”:  (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority having jurisdiction over the Guarantor or its Subsidiaries and the manufacturing, trading or extraction of which constitutes a material portion of the business of the Guarantor or any of its Subsidiaries.

“Indebtedness”:  as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (e) all obligations of such Person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such Person (including without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (h) all guarantees by such Person of Indebtedness of others (other than guarantees of obligations of direct or indirect Subsidiaries of such Person).

“Intercompany Loans”:  Loans, as defined in Annex X to the Pooling Agreement.

“Investor Certificates”:  as defined in Annex X to the Pooling Agreement.

“Judgment Currency”:  as defined in Section 19(f).

“Lien”:  with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Liquid Inventory”:  as to the Guarantor and its consolidated Subsidiaries at any time, its inventory at such time of commodities which are traded on any recognized commodities exchange, valued depending on the type of such commodity at either (a) the lower of cost or the market value at such time or (b) the market value at such time.

“Loan Purchase Date”: as defined in Annex X to the Pooling Agreement.

“Multiemployer Plan”: with respect to the Guarantor, a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Guarantor or any ERISA Affiliate of the Guarantor (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan”:  a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and at least one Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Worth”:  with respect to any Person, the sum of such Person’s capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, excluding any treasury stock.

“Notice Address”:

Agent:

ABN AMRO BANK N.V.

Agency Desk – Syndicated Loans (HQ 8042)

Attention:  M. Meijer

Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands

PO Box 283, 1000 EA Amsterdam, The Netherlands

Tel. No:  +31 10 4016047

Telecopy No.: +31.20.628 69 85

Guarantor:	BUNGE LIMITED 50 Main Street White Plains, New York 10606 Attention: Treasurer Tel. No: (914) 684-3365 Telecopy No.: (914) 684-3283

“Obligor”: as defined in Annex X to the Pooling Agreement.

“OFAC”: the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any Person succeeding to the functions thereof.

“Permitted Secured Indebtedness”:  any Secured Indebtedness that:

(a) is secured by any mechanic, laborer, workmen, repairmen, materialmen, supplier, carrier, warehousemen, landlord or vendor Lien or any other Lien provided for by mandatory provisions of law, any order, attachment or similar legal process arising in connection with a court or other similar proceeding, any tax, charge or assessment ruling or required by any Governmental Authority under any other similar circumstances;

(b) is incurred or assumed solely for the purpose of financing all or any part of the cost of constructing or acquiring Property, and any Secured Indebtedness extending, renewing or replacing, in whole or in part Secured Indebtedness permitted pursuant to this clause (b), so long as the principal amount of the Secured Indebtedness secured by such Lien does not exceed its original principal amount;

(c) is secured by Property existing prior to the acquisition of such Property or the acquisition of any Subsidiary that is the owner of such Property and is not incurred in contemplation of such acquisition and any Secured Indebtedness extending, renewing or replacing, in whole or in part Secured Indebtedness permitted pursuant to this clause (c), so long as the principal amount of the Secured Indebtedness secured by such Lien does not exceed its original principal amount;

(d) is owed by any Subsidiary to the Guarantor or any other Subsidiary;

(e) is secured by any accounts receivable from or invoices to export customers (including, but not limited to, Subsidiaries), any contracts to sell, purchase or receive commodities to or from export customers and any cash collateral and proceeds thereof;

(f) is incurred pursuant to the Finance Documents or Transaction Documents;

(g) is secured by accounts receivable and other related assets arising in connection with transfers thereof to the extent such transfers are treated as true sales;

(h) is secured by a Lien on any checking account, saving account, clearing account, futures account, deposit account, securities account, brokerage account, custody account or other account (or on any assets held in such account), securing obligations under any agreement or arrangement related to the opening of or provision of clearing, pooling, zero-balancing, brokerage, settlement, margin or other services related to such account (or on any assets held in such account), which customarily exist on similar accounts (or on any assets held in such accounts) of corporations in connection with the opening of, or provision of clearing, pooling, zero-balancing, brokerage, settlement, margin or other services related, to such accounts; or

(i) is incurred in connection with letters of credit or other similar instruments issued in the normal course of business of the Guarantor or any Subsidiary, including without limitation, obligations under reimbursement agreements.

“Plan”:  a Single Employer Plan or a Multiple Employer Plan.

“Pooling Agreement”: the Fifth Amended and Restated Pooling Agreement, dated as of June 28, 2004, among Bunge Funding, Inc., Bunge Management Services, Inc., as servicer, and The Bank of New York Mellon, as trustee, and all amendments thereof and supplements thereto.

“Potential Series 2003-1 Early Amortization Event”:  an event which, with the giving of notice or the lapse of time or both, would constitute a Series 2003-1 Early Amortization Event.

“Property”: any of the Guarantor’s or any Subsidiary’s present or future property including any asset, revenue, or right to receive income or any other property, whether tangible or intangible, real or personal.

“Purchased Loan”: as defined in Annex X to the Pooling Agreement.

“Rating Agency”:  either one of (a) Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto, or (b) Moody’s Investors Service, Inc. or any successor thereto.

“Restricted Party”: any person listed:

(a)           in the Annex to the Executive Order;

(b)                                 on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC; or

(c)                                  in any successor list to either of the foregoing.

“Sale Agreement”: the Second Amended and Restated Sale Agreement, dated as of September 6, 2002, among the Sellers and Bunge Funding, Inc., as amended, supplemented or otherwise modified from time to time in accordance with the Transaction Documents.

“Secured Indebtedness”: all Indebtedness incurred by the Guarantor and any of its Subsidiaries (without duplication) which is secured by Property pledged by the Guarantor or any Subsidiary.

“Sellers”: Bunge Finance Limited and Bunge Finance North America, Inc. and their respective successors and permitted assigns and any additional Seller that becomes a party to the Sale Agreement in accordance with the terms of the Transaction Documents.

“Series 2003-1 VFC”: the Series 2003-1 VFC Certificate executed by Bunge Funding, Inc. and authenticated by or on behalf of The Bank of New York Mellon, as trustee.

“Single Employer Plan”:  a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any of its ERISA Affiliates and no Person other than the Guarantor and its ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Total Consolidated Current Assets”: the total consolidated current assets of the Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, minus the total time deposits under any trade structured finance program of the Guarantor and its consolidated Subsidiaries.

“Total Consolidated Current Liabilities”: the total consolidated current liabilities of the Guarantor and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP minus the total letter of credit obligations under any trade structured finance program of the Guarantor and its consolidated Subsidiaries.

“Total Tangible Assets”:  at any date of determination, the total amount of assets of the Guarantor and its Subsidiaries (without duplication and excluding any asset owned by the Guarantor or any Subsidiary that represents an obligation of the Guarantor or any other Subsidiary to such Subsidiary or Guarantor) after deducting therefrom all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets.

“Transaction Documents”: as defined in Annex X to the Pooling Agreement.

“Trust”: the Bunge Master Trust created by the Pooling Agreement.

“Trust Assets”: as defined in Annex X to the Pooling Agreement.

“UCC”: the Uniform Commercial Code, as amended, replaced or otherwise revised from time to time, as in effect in any specified jurisdiction.

“Withdrawal Liability”:  liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.